Filed Pursuant to Rule No. 424(b)(5)
Registration No. 333-102225

PRELIMINARY SHORT FORM PROSPECTUS

NOTE: THIS PRELIMINARY SHORT FORM PROSPECTUS
WILL BE DISTRIBUTED ONLY OUTSIDE THE UNITED STATES

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of British Columbia, Ontario, Alberta and Manitoba but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from securities regulatory authorities.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule No. 424(b)(5)

Registration No. 333-102225

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at 10579 Bradford Road, Suite 103, Littleton, Colorado 80127-4247 or by accessing the Company’s disclosure documents available through the internet on SEDAR at www.sedar.com.

Preliminary Short Form Prospectus

NEW ISSUE	February 3, 2003
GOLDEN STAR RESOURCES LTD.

Cdn$3.00 per Unit

13,400,000 Units

     This short form prospectus, which we may also refer to as this prospectus, qualifies the distribution of an aggregate of 13,400,000 units of Golden Star Resources Ltd. (the “Company”) at a price of Cdn$3.00 per unit. Each unit consists of one common share and one-half of one common share purchase warrant in the capital of the Company. Each whole warrant will entitle the holder to purchase one additional common share for a period of four years at a price of Cdn$4.60. The common shares and warrants, which we may also refer to as unit warrants, can be resold as separate securities immediately following their purchase pursuant to this prospectus.

	Price to Public	Underwriters’ Fees(1)(2)	Proceeds to the Company(3)

Per unit	Cdn$3.00	Cdn$0.165	Cdn$2.835
Total(4)	Cdn$40,200,000	Cdn$2,211,000	Cdn$37,989,000

(1)	The Company has agreed to pay to the underwriters an amount in cash equal to 5.5% of the gross proceeds of the units sold to them.

(2)	As additional consideration, the Canadian underwriters will also be granted non-transferable common share purchase warrants to purchase that number of common shares equal to 5.5% of the units sold under the offering at a purchase price of Cdn$3.00 per share, expiring fifteen months from the closing of the offering. This prospectus also qualifies the distribution to the underwriters of these warrants, referred to in this prospectus as the underwriters’ warrants. See “Plan of Distribution”.

(3)	Before deducting expenses of the offering, estimated to be Cdn$●.

(4)	The Company has granted to the Canadian underwriters an underwriters’ option, exercisable in whole or in part, to purchase up to an additional 3,600,000 units sold at the offering price set forth above at any time up to two days prior to the closing of the offering. If the Canadian underwriters exercise the underwriters’ option in full, the total price to the public with respect to such units will be U.S.$7,063,200 or Cdn$10,800,000, the total underwriters fees will be U.S.$388,476 or Cdn$594,000, and the net proceeds to the Company will be U.S.$6,674,724 or Cdn$10,206,000. This prospectus qualifies the distribution of the common shares and unit warrants issuable upon exercise of the underwriters’ options. See “Plan of Distribution”.

     The units are being offered concurrently in the United States on a best efforts basis, with no minimum number or dollar amount requirement, pursuant to an agency agreement dated ●, 2003 among Canaccord Capital Corporation (USA) Inc. and BMO Nesbitt Burns Corp., as the U.S. agents, and the Company, and in Canada on a firm commitment basis for 100% of the units, with the number to be reduced by the number sold in the United States, pursuant to an underwriting agreement dated ●, 2003 among Canaccord Capital Corporation, BMO Nesbitt Burns Inc., as the Canadian underwriters, and the Company. The Canadian underwriters and the U.S. agents are collectively referred to as the underwriters.

     The price per unit was determined by negotiation among the Company and the underwriters. The Company has allocated Cdn$2.78 for the common share and Cdn$0.22 for the half common share purchase warrant comprised in each unit. The outstanding common shares of the Company are listed for trading on the Toronto Stock Exchange, or the TSX, under the symbol “GSC” and on the American Stock Exchange, or AMEX, under the symbol “GSS.” On January 31, 2003 the closing price of the common shares on the TSX was Cdn$2.84 and on AMEX was U.S.$1.89. The common shares of the Company also trade on the Berlin Stock Exchange under the symbol “GS5”.

     The Canadian underwriters, as principals, conditionally offer the units initially offered in Canada and those units which are initially offered in the United States and which are subsequently acquired by transfer from the U.S. agents, if any, subject to prior sale if, as and when issued and delivered by the Company and accepted by the Canadian underwriters in accordance with the conditions contained in the Canadian underwriting agreement and subject to the approval of certain legal matters on behalf of the Company by Field Atkinson Perraton LLP, and on behalf of the Canadian underwriters by Stikeman Elliott LLP. The underwriters may effect transactions which stabilize or maintain the market for the common shares at levels other than those which might otherwise prevail in the open market. See “Plan of Distribution”.

     The Company has applied to list the common shares and unit warrants distributed under this prospectus on the Toronto Stock Exchange and to list the common shares on the American Stock Exchange. Listing will be subject to the Company fulfilling all of the listing requirements of the Toronto Stock Exchange and the American Stock Exchange.

     Subscriptions in Canada will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing of the offering is expected to occur on or about February 14, 2003 or such other time as may be agreed upon by the Company and the underwriters. Certificates representing the common shares and unit warrants comprised in the units will be available for delivery at closing.

     This prospectus will also be filed as a form of prospectus supplement to the U.S. Prospectus (the “U.S. Prospectus”) attached as Schedule A hereto, included in a Registration Statement on Form S-3 filed by the Company with the United States Securities and Exchange Commission. The Registration Statement of which the U.S. Prospectus is a part was filed on December 27, 2002 with the United States Securities and Exchange Commission and became effective on January 27, 2003.

ELIGIBILITY FOR INVESTMENT

      In the opinion of Field Atkinson Perraton LLP, counsel to the Company and Stikeman Elliott LLP, counsel to the Canadian Underwriters, based on legislation in effect as of the date hereof and subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statues referred to below (and, where applicable, regulations and guidelines thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals and, in certain cases, the filing of such policies or goals, the securities offered by this prospectus, if issued on the date hereof, would not be precluded as investments under the following statutes:

Insurance Companies Act (Canada)

Pension Benefits Standards Act, 1985 (Canada)
Trust and Loan Companies Act (Canada)
Insurance Act (Ontario)
Loan and Trust Corporations Act (Ontario)
Pension Benefits Act (Ontario)
Trustee Act (Ontario)
Employment Pension Plans Act (Alberta)
Insurance Act (Alberta)
Loan and Trust Corporations Act (Alberta)
Financial Institutions Act (British Columbia)
Pension Benefits Standards Act (British Columbia)
The Insurance Act (Manitoba)
The Pension Benefits Act (Manitoba)

      In the opinion of Field Atkinson Perraton LLP, counsel for the Company and Stikeman Elliott LLP, counsel for the Canadian Underwriters, as of the date hereof, the common shares and unit warrants comprised in the Units are qualified investments for the purposes of the Income Tax Act (Canada) (“ITA”) for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans (collectively, “Deferred Income Plans”) within the meaning of such Act. In the opinion of such counsel, based in part on a certificate of an officer of the Company as to certain factual matters, the common shares and unit warrants comprised in the Units will not, on the date hereof, be “foreign property” for the purposes of Part XI of the ITA for Deferred Income Plans and other persons subject to tax under Part XI of the ITA and the Regulations thereunder.

i

DOCUMENTS INCORPORATED BY REFERENCE

      The Company files annual and quarterly financial information, material change reports and other information with the securities commissions or similar authorities in each of the provinces of Canada (collectively, the “Commissions”). The following documents filed with the Commissions are specifically incorporated by reference into, and form an integral part of, this prospectus:

1.	the Annual Report on Form 10-K dated March 25, 2002 for the year ended December 31, 2001;

2.	the management’s discussion and analysis of the Company dated March 25, 2002;

3.	the Management Proxy Circular of the Company dated April 22, 2002;

4.	the audited consolidated annual financial statements of the Company for the financial years ending December 31, 2001, 2000 and 1999;

5.	the material change report dated January 17, 2002 relating to the completion of a private placement of 11,516,000 units in the Company;

6.	the material change report dated May 22, 2002 relating to the completion of the sale of the Company’s interests in the Gross Rosebel, Headleys and Thunder Mountain Properties in Suriname and Omai Gold Mines Limited in Guyana to Cambior Inc.;

7.	the material change report dated June 14, 2002 relating to filing of the Company’s preliminary short form prospectus;

8.	the material change report dated June 17, 2002 relating to the Company receiving approval to be listed on the American Stock Exchange;

9.	the material change report dated June 20, 2002 confirming listing on the American Stock Exchange;

10.	the material change report dated June 27, 2002 regarding the completion of the acquisition of the Yaou and Dorlin properties in French Guiana and the disposition of the Company’s interests in the Gross Rosebel, Headleys and Thunder Mountain properties in Suriname and the Company’s 30% interest in Omai Gold Mines Limited in Guyana to Cambior Inc., and containing pro forma financials giving effect to the disposition of the Company’s interests;

11.	the material change report dated July 3, 2002 relating to the filing of the Company’s amended and restated preliminary short form prospectus in Canada and registration statement in the United States;

12.	the amended material change report dated July 11, 2002 regarding the completion of the acquisition of the Yaou and Dorlin properties in French Guiana and the disposition of the Company’s interests in the Gross Rosebel, Headleys and Thunder Mountain properties in Suriname and the Company’s 30% interest in Omai Gold Mines Limited in Guyana to Cambior Inc., and containing pro forma financial statements, including a compilation report thereon, giving effect to the disposition of these interests;

13.	the material change report dated July 23, 2002 relating to the filing of the Company’s final short form prospectus in Canada and registration statement in the United States;

14.	the material change report dated July 31, 2002 relating to the completion of the prospectus offering in the United States and Canada with the sale of 16.1 million units at Cdn$1.90 per unit for gross proceeds of Cdn$30.6 million;

15.	the material change report dated August 8, 2002 relating to the Company’s earnings for the first six months of 2002;

16.	the material change report dated September 10, 2002 relating to the finalization and execution of the documentation with respect to the acquisition of the 90% beneficial interest in the Wassa project;

17.	the material change report dated September 19, 2002 relating to the completion of the acquisition of the 90% beneficial interest in the Wassa project;

18.	unaudited interim financial statements for the nine months ended September 30, 2002 together with management’s discussion and analysis of financial condition and results of operations for such periods;

19.	the material change report dated December 13, 2002 relating to the completion of a private placement of 3,440,000 units of the Company at $1.25 (approximately Cdn$1.95) per unit for gross proceeds of $4.3 million (approximately Cdn$6.7 million);

20.	the material change report dated December 30, 2002 relating to filing of a shelf registration statement in the United States;

21.	the material change report dated January 31, 2003 relating to the Corporation entering into an agreement with respect to this offering; and

22.	the press release dated February 3, 2003 relating to 2002 production.

      All documents of the type referred to in the preceding paragraph (excluding confidential material change reports) that are required to be filed by the Company with the Commissions after the date of this prospectus and prior to the completion or withdrawal of this Offering, shall be deemed to be incorporated by reference into and form an integral part of this prospectus. The documents incorporated or deemed incorporated by reference herein contain meaningful and material information relating to the Company and prospective subscribers for units should review all information contained in this prospectus and the documents incorporated by reference before making an investment decision.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute a part of this prospectus.

      Copies of documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at 10579 Bradford Road, Suite 103, Littleton, Colorado 80127-4247, at (303) 830-9000.

      We have not authorized any other person to provide you with information different from that contained in this prospectus or the U.S. Prospectus. Information on any of the websites maintained by us does not constitute a part of this prospectus or the U.S. Prospectus.

2

CURRENCY AND EXCHANGE RATE INFORMATION

      Unless otherwise indicated, all references to “$” or “dollars” in this prospectus refer to United States dollars. References to “Cdn$” in this prospectus refer to Canadian dollars.

      The noon rate of exchange on January 31, 2003 as reported by the Bank of Canada for the conversion of Canadian dollars was Cdn$1.00 equals $0.654. We use this exchange rate for calculations appearing in “Use of Proceeds” and “Dilution” that include conversion of Canadian dollar amounts to United States dollars.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This prospectus and the U.S. Prospectus and other documents incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus and the U.S. Prospectus. Please refer to the “Risk Factors” section of this prospectus and to “Statements Regarding Forward-Looking Information” and “Risk Factors” in the U.S. Prospectus attached hereto as Schedule A for a more detailed discussion of factors which could cause actual results to differ materially from forward-looking statements.

3

THE COMPANY

      References to “we,” “our” and “us” mean Golden Star Resources Ltd., its predecessors and consolidated subsidiaries, unless the context requires otherwise.

      We are an international gold mining and exploration company. Since 1999, we have sought to move from a primarily exploration focus in South America, to a primarily production and exploration focus in West Africa. We own 90% interests in two properties in Ghana, the Bogoso/ Prestea open pit mine and related properties and the Wassa project. We operate the Bogoso/ Prestea mine, with ore mined at the Prestea property being processed at the Bogoso processing plant. We also own an approximately 54% managing interest in the currently inactive Prestea underground mine. We are conducting a feasibility study with a view to entering into production at the former Wassa mine, which was shut down by its former owner in 2001. In addition, through our 73% owned subsidiary, Guyanor Ressources S.A., we have interests in several gold exploration properties in French Guiana.

      In the second quarter of 2002, we sold our most significant exploration property in South America, the Gross Rosebel project located in Suriname, to Cambior Inc., our partner in the project. We still have a number of exploration properties and interests in South America, but we are not presently committing significant resources to the development of these properties.

      We were established under the Canada Business Corporations Act, or the CBCA, on May 15, 1992 as a result of the amalgamation of South American Goldfields Inc., a corporation incorporated under the CBCA, and Golden Star Resources Ltd., a corporation originally incorporated under the provisions of the Business Corporations Act (Alberta) on March 7, 1984 as Southern Star Resources Ltd.

      Our principal executive offices are located at 10579 Bradford Road, Suite 103, Littleton, Colorado 80127-4247, and our telephone number is (303) 830-9000. Our registered and records office is located at: c/o Koffman Kalef, 19th Floor, 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H4.

      The Company’s head office is located outside of Canada. Although the issuer has appointed Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia and Field Atkinson Perraton LLP, 1900, 350 — 7th Avenue S.W., Calgary, Alberta as its agents for service of process in the Provinces of British Columbia and Alberta respectively, it may not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

4

Intercorporate Relationships

      The Company also owns the following material subsidiaries, and the Company’s current corporate structure is set out below (all entities are 100%-owned, unless otherwise noted):

Note:

(1)	Societe des Mines de Yaou & Dorlin is owned 50% by Guyanor Ressources SA and 50% by Golden Star.

Growth Strategy

      Since 1999, we have focused primarily on the acquisition of producing and development stage gold properties in Ghana and on the exploration, development and operation of these properties. As a result, we have established reserves at Bogoso/ Prestea which we expect to produce an average of approximately 135,000 ounces per annum for an estimated mine life of approximately ten years. If the feasibility study at our Wassa property is favorable, we plan to commence development of Wassa mid-year. If we are able to fast-track development and start-up, we believe that Wassa could commence production in early 2004. However, there can be no assurance that the feasibility study will be favorable, that development and start-up can be completed in early 2004, or that our production goals will be achieved.

      Our objective is to grow our business to become a mid-tier gold producer (which we understand to be a producer with annual production of approximately 500,000 ounces) over the next few years. Due to higher gold prices and our improved financial condition, we believe we are better placed to pursue the acquisition of producing, development and advanced stage exploration gold properties and companies, primarily in Ghana and elsewhere in Africa. We are actively investigating potential acquisition and merger candidates, some of which have indicated to potential acquirors or their advisors that they or certain of

5

their properties are available for acquisition. However, we presently have no agreement or understanding with respect to any potential transaction. Acquisition and merger transactions in our business are often initiated and completed over a particularly short period of time.

      We also intend to significantly increase exploration activities and expenditures on our current exploration properties, primarily in Ghana, as well as on properties we may acquire.

Recent Developments

Fourth Quarter and 2002 Production

      We produced and sold 34,654 ounces of gold at a cash cost of approximately $221 per ounce in the fourth quarter of 2002, bringing total 2002 production to 124,399 ounces of gold at a cash cost of approximately $193 per ounce. We calculate cash costs in accordance with the Gold Institute Standard calculation of cash operating cost, which includes mining, stripping and development costs, third party smelting information costs and by-product credits and excludes royalties and production taxes. Based on our preliminary unaudited estimates, we expect to report positive earnings however, due to lower than expected fourth quarter production, our earnings are expected to be lower than previously forecast.

      Our fourth quarter production was lower than we had anticipated due primarily to delays in obtaining final environmental permits to mine at the higher grade Plant-North deposit at our Bogoso/ Prestea operation in Ghana. We began production at Plant North in November, resulting in increased gold production in December and January.

Ounces of Gold
Month	Produced and Sold

2002
October	12,240
November	8,493
December	13,921
2003
January	17,680

      Estimated 2003 production is approximately 140,000 ounces of gold at a cash cost of approximately $185 per ounce from our open pit mining operations at the Plant-North deposit at Bogoso/ Prestea.

Wassa Development

      We expect the Wassa feasibility study to be completed in mid 2003, and to continue exploration during 2003. If the feasibility study is favorable and required approvals are obtained, we expect to commence development in the third quarter of 2003 and gold production in the first quarter of 2004.

2003 Exploration Plans

      We plan to increase our exploration expenditures to approximately $11 million in 2003, focused primarily on the Company’s producing and development stage properties in Ghana. We plan to spend approximately $3.9 million on exploration in the Bogoso/ Prestea area, including approximately $2.3 million in exploration in the Prestea underground mine. In 2002, we increased our joint venture interest in the Prestea underground mine from 45% to 54% through our expenditures on the property, pursuant to the dilution provisions in our joint venture arrangements. We expect 2003 exploration expenditures at Wassa to total approximately $1.0 million, with an additional $0.7 million anticipated for early stage exploration initiatives on our exploration concessions in Ghana. We expect to spend up to $5 million for follow up work programs on our other current properties in Ghana and on a broad based assessment of the geological and exploration potential of the Ashanti trend in Ghana.

      We expect to continue to hold our exploration stage properties in South America. We expect that our 73% owned subsidiary, Guyanor Ressources SA, will acquire additional exploration properties. Positive soil

6

geochemistry results on our Saramacca property in Suriname are scheduled for follow up reconnaissance exploration work in 2003.

DESCRIPTION OF SECURITIES

      Our authorized capital includes an unlimited number of common shares and an unlimited number of first preferred shares, without nominal or par value, issuable in series.

Common shares

      As of January 31, 2003, 87,696,002 common shares were issued and outstanding. All the issued common shares are fully paid and are not subject to any future call or assessment. The common shares issued in this offering will be issued with certain rights as provided in the rights agreement between us and CIBC Mellon Trust Company. Please see the U.S. Prospectus attached as Schedule A hereto — “Description of Common Shares” for further details.

First preferred shares

      As of January 31, 2003, there are no first preferred shares issued. Please see the U.S. Prospectus attached as Schedule A hereto — “Description of Preferred Shares” for further details.

Warrants

      We have warrants outstanding to purchase a total of 15,823,367 common shares, consisting of: (i) warrants to purchase 831,000 common shares, exercisable until August 24, 2003 at an exercise price of $1.75; (ii) warrants to purchase 1,333,333 common shares, exercisable until September 6, 2004 at an exercise price of $0.70; (iii) warrants to purchase 333,334 common shares exercisable until July 19, 2005 at an exercise price of $0.70; (iv) warrants to purchase 860,000 common shares, granted December 12, 2002, exercisable for a period of two years from the date of grant at an exercise price of $1.50; (v) warrants to purchase 8,050,000 common shares, granted July 24, 2002, exercisable for a period of two years from the date of grant at an exercise price of Cdn$2.28; (vi) warrants to purchase 770,000 common shares, granted July 24, 2002, exercisable from July 24, 2003 to July 24, 2005 at an exercise price of Cdn$2.28; and (vii) warrants to purchase 3,645,700 common shares, granted January 11, 2002, exercisable for a period of two years from the date of grant at an exercise price of $0.70.

Unit warrants

      Each unit will include one-half of one common share purchase warrant. A whole unit warrant will entitle the holder to purchase one common share at an exercise price of Cdn$4.60 per share. The unit warrants will generally be exercisable at any time for four years after the closing of this offering.

      The unit warrants will be issued in registered form under a warrant indenture between us and CIBC Mellon Trust Company, as the warrant trustee. We will appoint the principal transfer office of the trustee in Vancouver as the location at which the unit warrants may be surrendered for exercise, transfer or exchange. The warrant indenture will, among other things, include provisions for the appropriate adjustment in the class, number and price of the common shares to be issued upon exercise of the unit warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of our common shares, the payment of stock dividends and our amalgamation.

      The common shares underlying the unit warrants, when issued upon exercise of a unit warrant, will be fully paid and non-assessable, and we will pay any transfer tax incurred as a result of the issuance of common shares to the holder upon its exercise.

      We are not required to issue fractional shares upon the exercise of a unit warrant and you may not exercise one-half of one unit warrant or any other fraction thereof. The holder of a unit warrant will not possess any rights as our shareholder until he or she exercises the unit warrant.

7

      A unit warrant may be exercised upon surrender of the warrant certificate on or before the expiry date of the unit warrant at the office of the warrant trustee, with the exercise form found on the back of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by money order, wire transfer, bank draft or certified check payable to the order of “Golden Star Resources Ltd.”) for the number of common shares with respect to which the unit warrant is being exercised.

      For a holder to exercise the unit warrants, there must be a current registration statement in effect with the United States Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of common shares. We have agreed to use our best efforts to cause this or another registration statement with respect to the common shares issuable upon exercise of the unit warrants under the Securities Act of 1933 to become and remain effective in anticipation of and before the exercise of the unit warrants and to take such other actions under the laws of various states as may be required to cause the sale of common shares or other securities upon exercise of unit warrants to be lawful. Under certain circumstances, we may redeem the unit warrant by paying to the holder cash equal to the difference between the market price of the common shares on the exercise date and the exercise price of the unit warrant. We will not be required to honor the exercise of unit warrants if, in the opinion of our board of directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

      The foregoing discussion of material terms and provisions of the unit warrants is qualified in its entirety by reference to the detailed provisions of the warrant indenture, a copy of which may be obtained by contacting the Company.

      For the life of the unit warrants, the holders thereof have the opportunity to profit from a rise in the market price of the common shares without assuming the risk of ownership of the common shares underlying the unit warrants. The warrant holders may be expected to exercise their unit warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common shares on terms more favorable than those provided for by the unit warrants. Furthermore, the terms on which we could obtain additional capital during the life of the unit warrants may be adversely affected.

8

PRICE RANGE OF OUR COMMON SHARES

      At the beginning of 2001, our common shares were listed on the Toronto Stock Exchange under the trading symbol “GSC” and on the American Stock Exchange under the trading symbol “GSR”. Our shares were de-listed from the American Stock Exchange on January 26, 2001, and immediately began trading on the OTC Bulletin Board under the symbol “GSRSF.” Our shares were relisted on the American Stock Exchange effective June 19, 2002 under the trading symbol “GSS.” As of January 31, 2003, 87,696,002 common shares were outstanding and we had 1,224 shareholders of record. On January 31, 2003, the closing price per share for our common shares, as reported by the Toronto Stock Exchange was Cdn$2.84 and as reported by the American Stock Exchange was $1.89.

      The following table sets forth, for the periods indicated, the high and low market closing prices per share of our common shares as reported by the Toronto Stock Exchange, the American Stock Exchange and the OTC Bulletin Board.

	Toronto Stock		American Stock
	Exchange		Exchange(1)

	High	Low
	Cdn$	Cdn$	High	Low

2003:
First Quarter (through January 31, 2003)	3.49	2.84	2.29	1.88
2002:
First Quarter	2.90	0.86	1.90	0.54
Second Quarter	3.58	1.70	2.42	1.05
Third Quarter	2.70	1.34	1.80	0.84
Fourth Quarter	2.90	1.66	1.90	1.04
2001:
First Quarter	0.76	0.43	0.50	0.28
Second Quarter	1.15	0.45	0.72	0.29
Third Quarter	1.45	0.62	0.90	0.42
Fourth Quarter	1.46	0.88	0.97	0.55
2000:
First Quarter	2.35	1.17	1.63	0.81
Second Quarter	1.80	1.22	1.19	0.81
Third Quarter	1.35	0.85	0.94	0.56
Fourth Quarter	1.15	0.62	0.75	0.38

(1)	Data for the period from January 26, 2001 to June 18, 2002 reflects trading on the OTC Bulletin Board.

      We have not declared or paid cash dividends on our common shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.

9

DILUTION

      The difference between the initial public offering price per common share and the pro forma net tangible book value per common share after this offering constitutes the dilution to you. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets minus total liabilities) by the number of common shares outstanding.

      At September 30, 2002, our net tangible book value was $44.2 million, or $0.53 per common share, under Canadian generally accepted accounting principles, which we refer to as Canadian GAAP ($41.4 million, or $0.49 per common share, under United States generally accepted accounting principles, which we refer to as U.S. GAAP). After giving effect to the sale of the 13,400,000 units and the receipt of the net proceeds at an initial public offering price of Cdn$3.00 or $1.96 per unit and attributing no value to the unit warrants, our pro forma net tangible book value as of September 30, 2002 would have been $69.1 million or $0.71 per common share under Canadian GAAP ($66.2 million or $0.68 per common share under U.S. GAAP). This represents an immediate increase in the net tangible book value of $0.18 per common share under Canadian GAAP ($0.19 per common share under U.S. GAAP) to existing shareholders and an immediate dilution in net tangible book value of $1.25 per common share under Canadian GAAP ($1.28 per common share under U.S. GAAP) to the purchasers of the units in the offering.

      The following table illustrates the per share dilution to you:

Canadian GAAP
Initial public offering price		$1.96
Net tangible book value per share as of September 30, 2002	$0.53
Increase attributable to new investors	0.18

Adjusted net tangible book value after offering		0.71

Dilution per share to new investors		$1.25

Dilution as a percentage of offering price		64%

U.S. GAAP
Initial public offering price		$1.96
Net tangible book value per share as of September 30, 2002	$0.49
Increase attributable to new investors	0.19

Adjusted net tangible book value after offering		0.68

Dilution per share to new investors		$1.28

Dilution as a percentage of offering price		65%

10

RISK FACTORS

      An investment in the units involves a high degree of risk. You should consider the following discussion of risks, and the discussion found under “Risk Factors” in the U.S. Prospectus attached as Schedule A hereto, in addition to the other information in this prospectus before purchasing any of the units. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

The development of our Wassa property in Ghana is subject to a number of uncertainties.

      We are in the process of completing a feasibility study regarding the possible development of and commencement of production at our Wassa property in Ghana using conventional carbon-in-leach processing techniques. We cannot assure you that the results of the Wassa feasibility study will be favorable or that development or production will commence when we currently anticipate. If the feasibility study is favorable, we cannot assure you that development will be completed at the cost and on the schedule predicted in the feasibility study, or that production rates or costs anticipated in the feasibility study will be achieved. Any development of our Wassa property is subject to all of the risks described in this prospectus and the US Prospectus attached as Schedule “A” hereto, including “Risk Factors — Operational Risks — The development and operation of our mining projects involve numerous uncertainties” in the related prospectus.

The technology, capital costs and cost of production of sulfide reserves and mineralized material at Bogoso/ Prestea are still subject to a number of uncertainties, including funding uncertainties.

      For risks associated with Bogoso/ Prestea, please see the US Prospectus attached as Schedule A hereto “Risk Factors-Operational Risks- The technology, capital costs and cost of production of sulfide reserves and mineralized material at Bogoso/ Prestea are still subject to a number of uncertainties, including funding uncertainties” in the related prospectus.

The Company’s activities are subject to complex laws and regulations that can adversely affect operating and development costs, the time of operations and/or the ability to operate

      Our mining operations and exploration and development activities are subject to extensive Canadian, U.S., Ghanian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labour standards, waste disposal, protection of the environmental, reclamation, historic and cultural resources preservation, mine safety and occupational health, toxic substances, reporting and other matters. We are currently evaluating the impact of compliance with Statement of Financial Accounting Standards No. 143, “Accounting for Site Restoration and Abandonment Liability.”

Investors in this offering will have no opportunity to evaluate the merits or risks of any future acquisition undertaken by us prior to making an investment decision about purchasing the units.

      As a key element of our growth strategy, we have stepped up the active pursuit of acquisitions of producing, development and advanced stage exploration properties and companies. We are actively investigating potential acquisition and merger candidates. Acquisition and merger transactions in our business are often initiated and completed over a particularly short period of time. Risks related to acquiring and operating acquired properties and companies, discussed elsewhere in this prospectus and the U.S. Prospectus, could have a material adverse effect on our results of operations and financial condition. In addition, to acquire properties and companies, we would use available cash, incur debt, issue our common shares or other securities, or a combination of any one or more of these. This could limit our flexibility to raise capital, to operate, explore and develop our properties and to make additional acquisitions, and could further dilute and decrease the trading price of our common shares. Investors in

11

this offering will have no opportunity to evaluate the merits or risks of any future acquisition undertaken by us prior to making an investment decision about purchasing the units. Except as required by applicable laws and regulations, our shareholders may have no opportunity to evaluate future acquisitions before they are completed.

Risks inherent in acquisitions that we may undertake could adversely affect our growth and financial condition.

      We are actively pursuing the acquisition of producing, development and advanced stage exploration properties and companies. Acquisition transactions involve inherent risks, including:

•	Accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	Ability to achieve identified and anticipated operating and financial synergies;

•	Unanticipated costs;

•	Diversion of management attention from existing business;

•	Potential loss of our key employees or the key employees of any business we acquire; and

•	Unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition.

      Any one or more of these factors or other risks could cause us not to realize the benefits anticipated to result from the acquisition of properties or companies, and could have a material adverse effect on our ability to grow and on our financial condition.

You will suffer immediate dilution of your investment, and are subject to future dilution by the exercise of currently outstanding options and warrants.

      We anticipate that the initial public offering price of the units will be substantially higher than the net tangible book value per share of our common shares after this offering. As a result, based on a public offering price of Cdn$3.00 or $1.96, you would incur immediate dilution of approximately $1.25 in net tangible book value calculated in accordance with Canadian generally accepted accounting principles and $1.28 calculated in accordance with United States generally accepted accounting principles for each common share included in the units you purchase.

      Currently, there are options outstanding to purchase up to 5,607,544 common shares at prices from Cdn$0.60 to Cdn$3.14 per share under our stock option plans and warrants outstanding to purchase up to 15,823,367 common shares at a weighted average exercise price of $1.21 per share. If currently outstanding options or warrants to purchase our common shares are exercised, your investment will be further diluted.

The existence of outstanding rights to purchase common shares may impair our ability to raise capital in the future.

      After completion of this offering, 6,700,000 common shares will be issuable upon exercise of the unit warrants issued in this offering at a price of Cdn$4.60 per share, 737,000 common shares will be issuable upon exercise of the underwriters’ warrants at a price of $3.00 per share and, in the aggregate, approximately 21,400,000 common shares will be issuable on exercise of other warrants, options and other rights to purchase common shares at prices ranging from Cdn$0.60 to Cdn$4.60. During the life of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all

12

likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

You may not be able to exercise your unit warrants if we do not maintain an effective registration statement and, upon exercise, we may have the right to pay you the difference between the exercise price and the market price instead of registering the underlying common shares.

      We are required to use best efforts to maintain a registration statement relating to the offer and sale of the common shares underlying the unit warrants and to qualify the unit warrants for sale in jurisdictions in which the unit warrant holders reside unless an exemption from such registration or qualification exists. If registration is not maintained, the holders of the unit warrants may not be able to exercise them. We have the right, but not the obligation, so long as our common shares are listed on a securities exchange or there are at least two independent market makers, to pay a holder exercising the unit warrants the difference between the exercise price and the market price of the common shares on the date of exercise in lieu of registering the underlying common shares.

There is no public market for the unit warrants.

      Prior to this offering, there was no public market for the unit warrants. We do not plan to list the unit warrants in the United States. We have applied to the Toronto Stock Exchange for approval of the warrants for listing, subject to fulfillment of all the listing requirements of the Toronto Stock Exchange. However, there cannot be any assurance as to the liquidity of the public market for the unit warrants or that an active public market for the unit warrants will develop. If an active public market does not develop, the market price and liquidity of the unit warrants may be adversely affected.

The value of the unit warrants is derived from and dependent on the value of our common shares.

      An investment in the unit warrants is highly speculative, and we cannot assure you that the warrants will maintain any significant value in the future. The value of the warrants will be indirectly derived from the value of the common shares underlying the warrants, and the value of the warrants and the underlying common shares may be adversely affected by a number of factors beyond our control, as more fully described in the section entitled “Statements Regarding Forward-Looking Information” and in the other risk factors described in this prospectus and the U.S. Prospectus.

PLAN OF DISTRIBUTION

Underwriting

      We have entered into an agency agreement dated ●, 2003 with Canaccord Capital Corporation (USA) Inc. and BMO Nesbitt Burns Corp., as the U.S. agents, to offer the units in the United States on a best efforts basis. We have also entered into a Canadian underwriting agreement dated February ●, 2003 with Canaccord Capital Corporation and BMO Nesbitt Burns Inc., as the Canadian underwriters, under which the Canadian underwriters have agreed to purchase 70% and 30%, respectively, of the 13,400,000 units offered by this prospectus. The obligations of the Canadian underwriters under the agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events. The Canadian underwriters are, however, obligated to take up and pay for all of the securities if any of the securities are purchased under the agreement.

      Subject to the terms of the Canadian underwriting agreement, we have agreed to issue and sell and the Canadian underwriters have agreed to purchase on or about February 14, 2003, or such other date as may be agreed upon, 100% of the units offered at a price of Cdn$3.00 per unit for a total consideration of Cdn$40,200,000 payable in cash against delivery of certificates. The price of the units was determined by negotiation between us and the Canadian underwriters. Any units sold by the U.S. agents under the U.S. agency agreement will reduce the obligation of the Canadian underwriters to take up and pay for

13

units in an equal amount. The Canadian underwriters may sell units to the U.S. agents pursuant to the inter-dealer agreement described below. The Canadian underwriting agreement provides for us to pay the Canadian underwriters a fee of Cdn$0.165 per unit (including for units distributed pursuant to their underwriters’ option), which will be paid out of our general funds.

      The Canadian underwriting agreement also provides that we will indemnify the Canadian underwriters against certain liabilities and expenses, including liabilities under applicable securities legislation, or will contribute to payments that the Canadian underwriters may be required to make in respect thereof. We have been advised that, in the opinion of the United States Securities and Exchange Commission, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Subject to the terms of the U.S. agency agreement, we have appointed the U.S. agents to offer the units for sale to the public in the United States, on a best efforts basis at a price of Cdn$3.00 per unit. The U.S. agency agreement provides for us to pay the U.S. agents a fee of Cdn$0.165 per unit, which will be paid out of our general funds. The U.S. agents have not committed to purchase a minimum amount of units under the U.S. agency agreement.

      The obligations of the U.S. agents under the U.S. agency agreement may be terminated at their discretion upon the occurrence of certain stated events. The U.S. agency agreement also provides that we will indemnify the U.S. agents against certain liabilities and expenses, including liabilities under the U.S. Securities Act of 1933, or will contribute to payments that the U.S. agents may be required to make in respect thereof. We have been advised that, in the opinion of the United States Securities and Exchange Commission, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

      We have agreed to pay the legal fees of the underwriters as well as certain other out-of-pocket expenses.

      The underwriters have entered into an inter-dealer agreement among themselves that permits, subject to the terms and conditions set forth in such agreement, one group of underwriters to purchase units from or through the other group and to offer them for resale. The price and currency of settlement of any units so purchased will be determined by agreement between the selling and purchasing groups of underwriters at the time of any such transaction. Any such units purchased by the underwriters will be offered on the terms set forth in this prospectus.

      The underwriters have advised us that they propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more than Cdn$0.08 per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than Cdn$0.08 per unit. After completion of the initial public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

      The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus to any accounts over which they exercise discretionary authority.

Underwriters’ option

      We have granted the Canadian underwriters an option to purchase an additional 3,600,000 units at the price to the public as set forth on the cover page of this prospectus less the underwriters’ fee, exercisable until two days before the closing of this offering. This prospectus also qualifies and registers for distribution any units that are issued pursuant to the exercise of the underwriters’ option. We will be obligated, pursuant to the Canadian underwriters’ option, to sell these additional units to the Canadian underwriters to the extent the option is exercised. If any of these additional units are purchased, the Canadian underwriters will sell the additional units on the same terms as the other units in the offering. Under the inter-dealer agreement, the Canadian underwriters may allocate any portion of additional units purchased upon exercise of the option to the U.S. agents to sell in the United States.

14

Stabilization

      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

      These stabilizing transactions and syndicate-covering transactions may have the effect of raising or maintaining the market price of our common shares and warrants or preventing or retarding a decline in their market price. As a result, the price of our common shares and warrants may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Toronto Stock Exchange, the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      Pursuant to policy statements of the Ontario Securities Commission, the underwriters may not, throughout the period of distribution under this prospectus, bid for or purchase common shares or the warrants. The foregoing restriction is subject to certain exceptions including a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities; and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares or the warrants. All of these transactions must also be effected in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended.

Underwriters’ Compensation

      We have agreed to pay the underwriters a fee equal to Cdn$0.165 for each unit sold (or 5.5% of the gross proceeds).

      We have also agreed to issue non-transferable warrants to the Canadian underwriters to purchase a number of common shares at Cdn$3.00 per share equal to 5.5% of the total number of units sold in this offering, including those units, if any, sold pursuant to the underwriters’ option. Assuming all units offered are sold and the underwriters’ option is not exercised, warrants to purchase 737,000 common shares will be issued to the Canadian underwriters. These warrants will be exercisable during the 15 month period beginning at the date of closing and may not be sold, transferred or hypothecated. The common shares underlying these warrants will be registered, and we will cause the registration statement to remain effective until the earlier of the time that all of the underwriters’ warrants have been exercised and the date which is 15 months after the date of closing.

      The holders of the underwriters’ warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized by the Canadian underwriters on the sale of the securities issuable upon exercise of the underwriters’ warrants may be deemed to be additional underwriting compensation. During the term of the underwriters’ warrants, the Canadian underwriters are given the opportunity to profit from a rise in the market price of our common shares. We may find it more difficult to raise additional equity capital while the underwriters’ warrants are outstanding. At any time at which the underwriters’ warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

Determination of Offering Price

      Before this offering, there has been no public market for the units or the warrants contained in the units. The initial public offering price of the units offered by this prospectus and the exercise price of the

15

warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the initial public offering price of the units and the exercise price of the unit warrants were:

•	the market price of the common shares;

•	our history and our prospects;

•	the industry in which we operate;

•	gold prices and trends;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

      The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common shares and unit warrants contained in the units, can be resold at or above the initial public offering price.

16

CONSOLIDATED CAPITALIZATION

      The following table sets forth our consolidated capitalization (i) as of the dates indicated and (ii) as adjusted to reflect our completed sale of 13,400,000 units, assuming the underwriters’ option is not exercised. The following table should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2001 and the unaudited nine months ended September 30, 2002, incorporated by reference in this prospectus.

	As at Dec. 31,	As at Sept. 30, 2002
	2001	(unaudited)

	($000’s)	($000’s)	($000’s)

		Actual	As Adjusted

Canadian GAAP
Current Loans	$7,513	$3,410	$3,410
Convertible Debentures	2,358	—	—
Long Term Bank Debt	—	1,951	1,951

Shareholders’ Equity	9,871	5,361	5,361
Common Share(3)	168,308	196,891 (1)	221,736	(1)(2)
Convertible Debentures	545	—	—
Deficit	(156,511)	(152,666)	(152,666)

	12,342	44,225	69,070

Total:	$22,213	$49,586	$74,431

	As at Dec. 31,	As at Sept. 30, 2002
	2001	(unaudited)

	($000’s)	($000’s)	($000’s)

		Actual	As Adjusted

U.S. GAAP
Current Loans	$7,513	$3,410	$3,410
Convertible Debentures	2,411	—	—
Long Term Bank Debt	—	1,951	1,951

Shareholders’ Equity	9,924	5,361	5,361
Common Share	165,833	193,921 (1)	218,766	(1)(2)
Other(3)	1,316	1,512	1,512
Deficit	(165,616)	(154,040)	(154,040)

	1,533	41,393	66,238

Total:	$11,457	$46,754	$71,599

Notes:

(1)	Changes to share capital in the nine months ended September 30, 2002 reflect our issuance of an aggregate of (i) 11,516,000 common shares pursuant to a private placement of units that closed in January 2002, (ii) 547,915 common shares issued pursuant to the exercise of incentive stock options, (iii) 3,444,278 common shares issued upon debenture conversions, (iv) 450,000 common shares issued in payment for services, (v) 107,000 common shares issued for management bonuses, (vi) 16,100,000 common shares issued in the public offering that closed in July 2002, and (vii) 2,535,960 common shares issued pursuant to the exercise of common share purchase warrants.

(2)	Amounts shown do not include (i) 3,440,000 common shares issued in a private placement of units that closed in December 2002, (ii) 28,000 common shares issued in January 2003 pursuant to the exercise of incentive stock options, (iii) 267,300 common shares issued in January 2003 pursuant to the exercise of common share purchase warrants, (iv) 5,607,544 common shares issuable on the exercise of outstanding stock options, or (v) 15,823,367 common shares issuable on the exercise of outstanding warrants.

(3)	“Other” includes the cumulative foreign currency translation adjustment and accumulated comprehensive income.

17

USE OF PROCEEDS

      We estimate that the proceeds that we will receive from the sale of the 13,400,000 units offered by this prospectus will be approximately Cdn$37,989,000 or $24,844,806, based on an initial public offering price of Cdn$3.00 per unit after deducting the underwriters’ fees and before estimated offering expenses of $●. If the underwriters’ option is exercised in full, we estimate that we will receive additional net proceeds of approximately Cdn$10,206,000 or $6,674,724 after deducting the underwriters’ fees and before estimated offering expenses.

      We intend to use the net proceeds for exploration, acquisitions, development activities and general corporate purposes. The amount and timing of any use of the proceeds will depend on various factors, including gold prices, production costs, the quality of the ores that we produce and business growth including acquisitions and exploration.

      Pending the use of the proceeds of this offering, we intend to invest the net proceeds of this offering in treasury bills or short-term, investment grade, interest-bearing securities.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Field Atkinson Perraton LLP, counsel to the Company, and Stikeman Elliott LLP, counsel to the Canadian underwriters, the following summary describes, as of the date hereof, the principal Canadian federal income tax considerations under the ITA that should be considered by prospective purchasers hereunder.

      This summary is based on the current provisions of the ITA, all specific proposals to amend the ITA publicly announced by the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency (the “CCRA”). No assurance can be given that the proposed amendments to the ITA will be enacted in their current proposed form or at all. This summary does not otherwise take into account or anticipate any change to the law or administrative practice, whether by legislative, governmental or judicial action.

      This summary applies only to persons who are resident in Canada under the ITA, who acquire, hold and dispose of common shares and unit warrants as capital property, and who deal at arm’s length and are not affiliated with the Company, or Holders. Common shares and unit warrants will generally be considered to be capital property to a person provided that the person does not hold such securities in the course of carrying on a business of dealing in securities and has not acquired such securities in a transaction or transactions considered to be an adventure in the nature of trade. Depending on a person’s particular circumstances, common shares may be deemed to be capital property where the election in subsection 39(4) of the ITA has been made by a Canadian resident eligible to make such election.

      This summary is not applicable to the Holders that are financial institutions (as defined in the ITA) for purposes of the “mark-to-market” rules in the ITA. Holders to whom such rules are applicable should consult their own tax advisers. This summary does not take into account foreign, provincial or territorial tax legislation or considerations, which may vary from the Canadian federal income tax considerations described herein.

      This summary is of a general nature only, and is not a complete analysis of all possible income tax considerations that may be applicable to a Holder. This summary is not intended to be, nor should it be construed as, legal or tax advice to any particular Holder. Accordingly, prospective Holders should consult their own tax advisers with respect to their particular circumstances.

      For the purposes of the ITA, all amounts relating to the acquisition, holding or disposition of the common shares and warrants, including dividends, adjusted cost base (“ACB”) and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a shareholder’s liability for tax under the ITA, any cash amount received by a shareholder in United States dollars must be converted into the Canadian dollar

18

equivalent, and the amount of any non-cash consideration received by a shareholder must be expressed in Canadian dollars at the time such consideration is received.

Acquisition of Common Shares and Unit Warrants

      It is necessary to allocate the total purchase price for the units on a reasonable basis among the common shares and unit warrants so acquired. The Company believes that a reasonable allocation of the purchase price of Cdn$3.00 per unit is Cdn$2.78 per common share and Cdn$0.22 per unit warrant. While the Company believes that this allocation is reasonable, the CCRA is not bound by this allocation.

      The cost of any common shares purchased hereunder by a Holder will be averaged with the ACB to the Holder of any other common shares held by the Holder at that time, so as to produce a uniform cost for all common shares held by that Holder.

Unit Warrants

Exercise of Unit Warrants

      The exercise of unit warrants will not be a disposition for the purposes of the ITA, with the result that no gain or loss will be realized by a Holder upon the exercise of unit warrants. A Holder’s aggregate cost of common shares acquired on the exercise of unit warrants will be the aggregate of the ACB to the Holder of the unit warrants so exercised and the exercise price paid for such common shares. The cost of any common shares acquired on the exercise of unit warrants by a Holder will be averaged with the ACB to the Holder of any other common shares held by the Holder at that time, so as to produce a uniform cost for all common shares held by that Holder.

Disposition of Unit Warrants

      A Holder who disposes of unit warrants will realize proceeds of disposition equal to the fair market value of the consideration received therefor, and will realize a capital gain (or capital loss) in the amount by which such proceeds of disposition, net of any costs of disposition, exceed (or are less than) the ACB to the Holder of the unit warrants disposed of. The tax treatment of capital gains and losses is discussed in greater detail below under the subheading “Capital Gains and Losses”.

Expiry of Unit Warrants

      The expiry of unexercised unit warrants will constitute a disposition thereof for nil proceeds of disposition, resulting in the Holder realizing a capital loss equal to the ACB to the Holder of the expired unit warrants. The tax treatment of capital losses is discussed in greater detail below under the subheading “Capital Gains and Losses”.

Disposition of Common Shares

      Any gain (or loss) realized on the disposition of common shares will be a capital gain (or capital loss) to the Holder. The tax treatment of capital gains and losses is discussed in greater detail below under the subheading “Capital Gains and Losses”.

Capital Gains and Losses

      A Holder’s capital gain (or capital loss) from the disposition of any capital property is calculated as the amount by which the Holder’s proceeds of disposition exceed (or are less than) the aggregate of the ACB to the Holder of the property disposed of and any reasonable outlays or expenses incurred to make the disposition. The Holder’s taxable capital gain (or allowable capital loss) is one-half of this amount. The Holder must include any such taxable capital gain in income for the taxation year of the disposition, and may deduct any such allowable capital loss from taxable capital gains realized in that same taxation year. Subject to detailed rules contained in the ITA, any unused allowable capital loss may generally be

19

applied to reduce net taxable capital gains realized by the Holder in the three preceding and in all subsequent taxation years.

      Capital gains realized by a Holder who is an individual may be subject to alternative minimum tax under the ITA, depending on the individual’s circumstances. Recognition of capital losses otherwise realized may be denied in various circumstances set out in the ITA, including transactions involving affiliated persons (as defined in the ITA). In addition, pursuant to detailed rules in the ITA, a capital loss realized on the disposition of a share may be reduced by the amount of certain dividends on that share received or deemed to have been received by the Holder. Holders realizing a capital loss should consult their own tax advisers concerning these complex rules. Canadian-controlled private corporations are subject to an additional refundable tax of 6 2/3% on the lesser of any such corporation’s (i) aggregate investment income (including taxable capital gains); and (ii) taxable income (less any amount claimed in respect of the small business deduction) for the year. This additional tax will be refunded to the corporation at the rate of Cdn$1 for every Cdn$3 of taxable dividends paid while it is a private corporation.

Dividends

      In computing a Holder’s income, a Holder who is an individual will be required to include in income the amount of any dividends received or deemed to be received by the Holder on the common shares. The Holder will, in respect of such dividends, be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations (as defined in the ITA).

      In computing its income, a Holder that is a corporation will normally be required to include in income the amount of any dividends on the common shares received or deemed to be received by the Holder, but will normally be entitled to deduct the amount of the dividends in computing its taxable income. A Holder that is a private corporation (as defined in the ITA) or a subject corporation (as defined in the ITA) may be liable under Part IV of the ITA to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the common shares to the extent that such dividends are deductible in computing the Holder’s taxable income. This tax will be refunded to the Holder at the rate of Cdn$1 for every Cdn$3 of taxable dividends paid while it is a private corporation.

INTERESTS OF EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      Certain data, of a scientific or technical nature, regarding our mineral reserves and mineralized material included in this prospectus or included in documents incorporated by reference into this prospectus, have been verified by our full-time employees, Mr. Dave Alexander, Mine Planning and Engineering Superintendant, Ghana and Mr. Mitchell Wasel, Exploration Manager, Ghana. Messrs. Alexander and Wasel are each “qualified persons” within the meaning of Canada’s National Instrument 43-101 Standards of Disclosure for Mineral Projects. In addition to their employment with us, Messrs. Alexander and Wasel hold options which are exercisable into less than 1% of our outstanding common shares.

      The statements of reserves, production and mineral deposits at Bogoso/Prestea incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 and an independent Technical Report supporting our estimates of mineral reserves and mineralized material at Bogoso/Prestea were prepared by Messrs. Keith McCandlish, P.Geol., and Alan L. Craven, P.Eng., of Associated Mining Consultants Ltd. dated December 13, 2001 given on their authority as experts in mining engineering and geology and as “qualified persons” within the meaning of Canada’s National Instrument 43-101. Neither Messrs. McCandlish and Craven nor any of the officers, directors and other employees of Associated Mining Consultants Ltd. hold any of our common shares.

20

      The statements of estimated mineralized material for the Yaou and Dorlin properties incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 were prepared by Mr. Francis Clouston, former Project Assessment Engineer, Cambior Inc., given on his authority as an expert in mining engineering and geology and as a “qualified person” within the meaning of Canada’s National Instrument 43-101. Mr. Clouston now works for Bogoso Gold Limited and holds options which are exercisable into less than 1% of our outstanding common shares.

      The statements of mineralized material for the Paul Isnard project incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 were prepared by Mr. Declan Costelloe, our former Manager Mining Geology, given on his authority as an expert in mining engineering and geology and as a “qualified person” within the meaning of Canada’s National Instrument 43-101. Mr. Costelloe’s ownership of our common shares is less than 1% of the outstanding shares.

AUDITORS, TRANSFER AGENTS, REGISTRAR AND WARRANT TRUSTEE

      PricewaterhouseCoopers LLP, Chartered Accountants, are our auditors. The transfer agent and registrar for our common shares and the warrant trustee for our unit warrants is CIBC Mellon Trust Company at its principal office in the City of Vancouver, British Columbia.

LEGAL MATTERS

      Certain legal matters relating to the offering and to the common shares to be distributed pursuant to this prospectus will be reviewed by Field Atkinson Perraton LLP, Calgary, Alberta and Davis Graham & Stubbs LLP, Denver, Colorado on behalf of the Company and Stikeman Elliott LLP, Toronto, Ontario and Dorsey & Whitney LLP, Seattle, Washington and Toronto, Ontario on behalf of the underwriters. As of the date hereof, the partners and associates of Field Atkinson Perraton LLP, as a group, beneficially owned directly or indirectly less than 1% of the issued and outstanding common shares of the Company. As of the date hereof, the partners and associates of Davis Graham & Stubbs LLP, as a group, beneficially owned directly or indirectly less than 1% of the issued and outstanding common shares of the Company. As of the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, beneficially owned directly or indirectly less than 1% of the issued and outstanding common shares of the Company. As of the date hereof, the partners and associates of Dorsey & Whitney LLP, as a group, beneficially owned directly or indirectly less than 1% of the issued and outstanding common shares of the Company.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL OR RESCISSION

      Securities legislation in certain of the provinces and territories in Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. Purchasers should refer to applicable provisions of the securities legislation of their province for the particulars of these rights or consult with a legal advisor.

21

SCHEDULE A — U.S. PROSPECTUS

22

PROSPECTUS

$75,000,000

GOLDEN STAR RESOURCES LTD.

Common Shares

Preferred Shares
Warrants
Convertible Debt Securities

4,300,000 Common Shares

      Golden Star Resources Ltd. (together with its subsidiaries, “Golden Star,” “we,” “us,” or “our company”) may offer and sell from time to time up to $75,000,000 of our common shares, without par value, preferred shares, without par value, warrants, or convertible debt securities in one or more transactions.

      The selling shareholders may sell up to 4,300,000 common shares acquired in a private placement in December 2002, which includes 860,000 common shares which may be issued upon exercise of common share purchase warrants sold in the private placement.

      This prospectus provides you with a general description of the securities that we or the selling shareholders may offer. The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus. For additional information on the selling shareholders, the common shares and warrants owned by the selling shareholders and the methods of sale, you should refer to the sections entitled “Selling Shareholders” and “Plan of Distribution.”

      Our common shares are traded on the American Stock Exchange under the symbol “GSS,” the Toronto Stock Exchange under the symbol “GSC” and the Berlin Stock Exchange under the symbol “GS5.”

      References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

      This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

      The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 6 of this prospectus in determining whether to purchase our securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is January 27, 2003.

      You should rely only on information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

      Neither we nor the selling shareholders are making an offer of these securities in any jurisdiction where the offering is not permitted.

      You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other the date on the front of this prospectus or the dates of the documents incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

      We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to our company and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold.

      The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2001;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002;

3.	Reports on Form 8-K/A filed on June 26, 2002, on Form 8-K filed on September 30, 2002, on Form 8-K/A filed on November 29, 2002, on Form 8-K filed on December 13, 2002, and on Form 8-K filed on January 23, 2003; and

4.	Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10579 Bradford Road, Suite 103, Littleton, Colorado, 80127-4247, telephone (303) 830-9000.

      The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus.

      The following, in addition to the factors described in “Risk Factors” in the accompanying prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	timing and amount of production;

•	unanticipated grade changes;

•	unanticipated recovery or production problems;

•	mining and milling costs;

•	metallurgy, processing, access, availability of materials and equipment, transportation of supplies and water availability;

•	determination of reserves;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions; and

•	availability of capital at reasonable rates or at all.

      These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

      We are an international gold mining and exploration company. Since 1999, we have sought to move from a primarily exploration focus in South America, to a primarily production and exploration focus in West Africa. We own 90% interests in two properties in Ghana, the Bogoso/ Prestea open pit mine and related properties and the Wassa project. We operate the Bogoso/ Prestea mine, with ore mined at the Prestea property being processed at the Bogoso processing plant. We also own a 45% managing interest in the currently inactive Prestea underground mine. We are conducting a feasibility study with a view to entering into production at the former Wassa mine, which was shut down by its former owner in 2001. In addition, through our 73% owned subsidiary, Guyanor Ressources S.A., we have interests in several gold exploration properties in French Guiana.

      In the second quarter of 2002, we sold our most significant exploration property in South America, the Gross Rosebel project located in Suriname, to Cambior Inc., our partner in the project. We still have a number of exploration properties and interests in South America, but we are not presently committing significant resources to the development of these properties.

      Our corporate headquarters are located at 10579 Bradford Road, Suite 103, Littleton, Colorado 80127 and our telephone number is (303) 830-9000.

RECENT DEVELOPMENTS

      On December 12, 2002, we completed a non-brokered private placement of 3.44 million units at a price of $1.25 per unit with gross proceeds of $4.3 million (approximately $4.25 million, net). Each unit consists of one common share and one-quarter of a warrant. Each whole warrant entitles the holder to the right, for a period of two years, to acquire one common share at an exercise price of $1.50. The purchasers in this private placement included current shareholders of Golden Star.

      We expect to use the proceeds from the private placement to make certain payments to the syndicate of banks from which we acquired the Bogoso property in Ghana in 1999, including settlement of a $2.0 million reserve acquisition payment and early settlement of a $5.0 million contingent payment which would be required a year after the commencement of ore treatment from a future sulfide project at Bogoso, and for general corporate purposes. The contingent payment obligation is subject to uncertainties regarding financing, implementation and start-up of a sulfide operation. We have reached an understanding on these payments with the International Finance Corporation, acting as representative of the syndicate, subject to the final approval of the syndicate and the IFC Board.

RISK FACTORS

      An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

Financial Risks

Our business is substantially dependent on gold prices.

      The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and may in the future be, significantly adversely affected by declines in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. If gold prices were to decline significantly or for an extended period of time, we might be unable to continue our operations, develop our properties or fulfill our obligations under our agreements with our partners or under our permits and licenses. As a result, we could lose our interest in, or may be forced to sell, some of our properties.

      Furthermore, reserve calculations and life-of-mine plans using significantly lower gold prices could result in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We have recently recorded substantial losses.

      We reported net losses of $20.6 million in 2001, $14.9 million in 2000, $24.4 million in 1999, $22.2 million in 1998, and $26.6 million in 1997. We were profitable in the first nine months of 2002 and continue to operate profitably. However, numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs, could cause us to become unprofitable. Any future operating losses may make financing our operations and our business strategy, or raising additional capital, difficult or impossible and may materially and adversely affect our operations.

Our obligations may strain our financial position and impede our business strategy.

      We have total debts and liabilities as of September 30, 2002 of $19.0 million, including approximately $3.5 million payable to financial institutions, $2.0 million due to the former shareholders of Bogoso Gold Limited (“BGL”), as well as $7.3 million in environmental rehabilitation liability and other payables. We expect that our liabilities will increase as a result of our corporate development activities. This indebtedness may have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our estimates of mineralized material and reserves may be inaccurate.

      There are numerous uncertainties inherent in estimating proven and probable reserves and mineralized material, including many factors beyond our control. The estimation of mineralized material and reserves is a subjective process, and the accuracy of any such estimates are a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate, that reserves and other mineralization figures will be accurate, or that reserves or mineralization could be mined or processed profitably. In 1998, we had to revise estimates of mineralized material disclosed with respect to two of our projects.

      Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of our reserves and other mineralization, or of our ability to extract these reserves or mineralization, could have a material adverse effect on our results of operations and financial condition.

We currently have limited liquidity and capital resources.

      We have limited liquidity and financial resources. Although at September 30, 2002 we held cash and short-term investments of approximately $19.8 million, the majority of this amount consists of proceeds from our July 2002 public offering. Our only internal source of funds is operational cash flows from Bogoso/ Prestea. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years. We expect that these expenditures will exceed revenues and free cash flows generated by Bogoso/ Prestea during that period, and therefore we will be required to use our excess cash and may in the future require outside capital. Low gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring low gold prices could have similar effects in the future. We cannot assure you that in the future we will be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing, we may need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or may be forced to sell, some of our properties.

      The loss of any of our interests in exploration and mining properties could give rise to write-offs of any capitalized costs, and this would negatively impact our results of operations. The impact would also be shown in reduction of assets on our balance sheet, which in turn could impair our ability to raise additional funds.

Implementation of a hedging program might be unsuccessful and incur losses.

      We are constantly reviewing whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a hedging or downside price protection program against the production of gold to protect against such decreases. To date, we have not decided to implement such a program, although we have purchased and expect to continue to purchase puts from time to time, which give us the right to sell gold in the future at a fixed price. The implementation of any hedging program may not, however, protect adequately against declines in the price of gold.

      In addition, although a hedging program may protect us from a decline in the price of gold, it may also prevent us from benefiting fully from price increases. For example, as part of a hedging program, we may be obligated to sell gold at a price lower than the then-current market price. Finally, if unsuccessful, the costs of any hedging program may further deplete our financial resources.

We are subject to fluctuations in currency exchange rates, which could materially adversely affect our financial position.

      Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We convert funds to foreign currencies as payment obligations become due. A significant portion of the operating costs at Bogoso/ Prestea is based on the Ghanaian currency, the Cedi. BGL is required to convert only 20% of the foreign exchange proceeds that BGL receives from selling gold into Cedis, but the Government of Ghana could require BGL to convert a higher percentage of such sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in Euros, and receivables collectible in Euros. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these currencies, and such fluctuations may materially affect our financial position and results of operations. We currently do not hedge against currency exchange risks.

Operational Risks

The technology, capital costs and cost of production of sulfide reserves and mineralized material at Bogoso/ Prestea are still subject to a number of uncertainties, including funding uncertainties.

      Based upon the completion of our sulfide mining feasibility study for the Bogoso property in 2001 and its subsequent review by a qualified, independent mineral reserves consultant, the sulfide material on the Bogoso property and on various portions of the Prestea properties has been included in our proven and probable reserves as at December 31, 2001 and constitutes approximately 40% of our reserves. While the sulfide feasibility study indicates that sulfide reserves can be profitably mined and processed at gold prices at or above $275 per ounce, the cost to retrofit the Bogoso mill to process sulfide ore would require a minimum of $20 million of new capital. We cannot assure you that we will have access to capital, whether from internal or external sources, in the required amounts or on acceptable terms. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines, we cannot assure you, in spite of our testing, engineering and analysis, that the technology will perform successfully at commercial production levels on the Bogoso/ Prestea ores. We do not currently anticipate start-up of sulfide processing operations prior to 2007, after currently known oxide and non-refractory ores are exhausted.

Declining gold prices could reduce our estimates of reserves and mineralized material and could result in delays in development until we can make new estimates and determine new potential economic development options under the lower gold price assumptions.

      In addition to adversely affecting our reserve estimates and our financial condition, declining gold prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to the project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

We are subject to a number of operational hazards that can delay production or result in liability to us.

      Our activities are subject to a number of risks and hazards including:

•	environmental hazards;

•	discharge of pollutants or hazardous chemicals;

•	industrial accidents;

•	labor disputes;

•	supply problems and delays;

•	unusual or unexpected geological or operating conditions;

•	slope failures;

•	cave-ins of underground workings;

•	failure of pit walls or dams;

•	fire;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.

      These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We may incur liability as a result of pollution and other casualties. Satisfying such liabilities may be very costly and could have a material adverse effect on our financial position and results of operations.

Our mining operations are subject to numerous environmental laws and regulations that can adversely affect operating and development costs.

      We cannot assure you that compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects will not have a material adverse effect on our exploration activities, results of operations or competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.

      As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates may be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The development and operation of our mining projects involve numerous uncertainties.

      Mine development projects, including our planned projects, typically require a number of years and significant expenditures during the development phase before production is possible.

      Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

•	estimation of reserves;

•	anticipated metallurgical recoveries;

•	future gold prices; and

•	anticipated capital and operating costs of such projects.

      Our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

      Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of ore to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site;

•	unanticipated transportation costs;

•	government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in gold prices; and

•	accidents, labor actions and force majeure events.

      Adverse effects on the operations or further development of a project may also adversely affect our business, financial condition, results of operations and cash flow.

We need to continually obtain additional reserves for gold production.

      Because mines have limited lives based on proven and probable reserves, we must continually replace and expand our reserves as our mines produce gold. We currently estimate that Bogoso/ Prestea has approximately ten years of mine life remaining without the development of additional reserves, but our estimates may not be correct. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand existing mines.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

      Gold exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The risks associated with gold exploration are:

•	the identification of potential gold mineralization based on superficial analysis

•	the quality of our management and our geological and technical expertise, and

•	the capital available for exploration and development.

      Substantial expenditures are required to determine if a project has economically minable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of reserves, the expansion of our existing reserves and the development of mines.

We face competition from other mining companies in connection with the acquisition of properties.

      We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Title to our mineral properties may be challenged.

      Our policy is to seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all of the claims in which we hold direct or indirect interests and, therefore, the precise area and location of these claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We depend on the services of key executives.

      We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our company, the loss of these persons or our inability to attract and retain additional highly skilled employees may adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations.

Our insurance coverage may be insufficient.

      Our business is subject to a number of risks and hazards generally, including:

•	adverse environmental conditions;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geological conditions;

•	ground or slope failures;

•	cave-ins;

•	changes in the regulatory environment; and

•	natural phenomena such as inclement weather conditions, floods and earthquakes.

      Such occurrences could result in:

•	damage to mineral properties or production facilities;

•	personal injury or death;

•	environmental damage to our properties or the properties of others;

•	delays in mining;

•	monetary losses; and

•	possible legal liability.

      Although we maintain insurance in amounts that we believe to be reasonable, our insurance will not cover all the potential risks associated with our business. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

Governmental Risks

As a holding company, limitations on the ability of our operating subsidiaries to make distributions to us could adversely affect the funding of our operations.

      We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict our ability to fund our operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on our valuation and stock price.

We are subject to changes in the regulatory environment in Ghana.

      Our mining operations and exploration activities in Ghana are subject to extensive regulation governing various matters, including:

• licensing • production • taxes • water disposal • toxic substances • mine safety	• development • exports • imports • labor standards • occupational health and safety • environmental protections

      Compliance with these regulations increases the costs of the following:

• planning • designing • drilling • operating	• developing • constructing • mine and other facilities closure

      We believe that we are in substantial compliance with current laws and regulations in Ghana. However, these laws and regulations are subject to frequent change. For example, the Ghanaian government has adopted new, more stringent environmental regulations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

      Government regulations limit the proceeds from gold sales that may be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us as Bogoso/ Prestea is our principal source of internally generated cash.

The Government of Ghana has the right to participate in the ownership and control of BGL, Wassa and the Prestea underground joint venture.

      The Ghanaian government currently has a 10% carried interest in BGL, the Prestea underground joint venture and the entity that owns the Wassa property. The Ghanaian government also has or will have the right to acquire up to an additional 20% equity interest in BGL and the Wassa entity for a price to be determined by agreement or arbitration. We cannot assure you that the government will not seek to acquire additional equity interests in our Ghanaian operations, or as to the purchase price that the Government of Ghana would pay for any additional equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/ Prestea and amounts available to us for reinvestment.

We are subject to risks relating to exploration, development and operations in foreign countries.

      Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.

      Our assets and operations are affected by various political and economic uncertainties, including:

•	the risks of war or civil unrest;

•	expropriation and nationalization;

•	renegotiation or nullification of existing concessions, licenses, permits, and contracts;

•	illegal mining;

•	changes in taxation policies;

•	restrictions on foreign exchange and repatriation; and

•	changing political conditions, currency controls and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal mining occurs on our properties, is difficult to control, can disrupt our business and expose us to liability.

      In French Guiana and Ghana, artisanal miners have been illegally working on our properties despite the fact that we have hired security personnel to protect our properties. The presence of illegal miners could lead to project delays and disputes regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible.

Market Risks

The market price of our common shares may experience volatility and could decline significantly.

      Our common shares are listed on the American Stock Exchange, the Toronto Stock Exchange and the Berlin Stock Exchange. Securities of micro- and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that may have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not continue to follow our securities;

•	the limited trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of common shares;

•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities;

•	under certain circumstances, our common shares could be classified as “penny stock” under applicable SEC rules; in that event, broker-dealers in the United States executing trades in our common shares would be subject to substantial administrative and procedural restrictions which could limit broker interest in involvement in our common shares; and

•	a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange, the Toronto Stock Exchange and the Berlin Stock Exchange, further reducing market liquidity.

      As a result of any of these factors, the market price of our common shares at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

You may have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

      We are a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia and Field Atkinson Perraton LLP, 1900, 350 - 7th Avenue S.W., Calgary, Alberta as our agents for service of process in the Provinces of British Columbia and Alberta respectively, it may not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It may also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, any of the directors, executive officers or experts named in this prospectus in United States courts would be limited to the assets of Golden Star Resources Ltd. or the assets of such persons or corporations, as the case may be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

We do not anticipate paying dividends in the foreseeable future.

      We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, and current and anticipated cash needs.

Future sales of our common shares by our existing shareholders could decrease the trading price of the common shares.

      Sales of a large number of our common shares in the public markets, or the potential for such sales, could decrease the trading price of our common shares and could impair our ability to raise capital through future sales of our common shares. We completed placements of units in January and December 2002 at prices significantly less than the current market price of our common shares. Accordingly, a significant number of our shareholders have an investment profit in our securities that they may seek to liquidate. Substantially all of our common shares not held by affiliates can be resold without material restriction either in the United States, in Canada, or both.

The existence of outstanding rights to purchase common shares may impair our ability to raise capital.

      As of December 23, 2002, approximately 20,291,277 common shares are issuable on exercise of warrants, option or other rights to purchase common shares at prices ranging from Cdn$0.60 to $1.75. During the life of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the development of our mining properties in Ghana, acquisition and development of additional properties or interests, working capital and general corporate purposes. Pending the application of the net proceeds, we expect to invest the proceeds in treasury bills, investment-grade, interest-bearing instruments, or other securities.

      We do not expect to receive any proceeds from the sale of common shares by the selling shareholders.

SELLING SHAREHOLDERS

      This prospectus relates also to the sale of up to 4,300,000 common shares by the selling shareholders named in the table below. The common shares were issued to the selling shareholders or are issuable to them upon exercise of warrants. The 3,440,000 common shares and 860,000 warrants were acquired in a private placement completed on December 12, 2002. Each warrant is exercisable for one common share at an exercise price of $1.50 per share, subject to adjustment, and expires on December 12, 2004. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.

      The following table lists the selling shareholders and the maximum number of common shares that each may sell under this prospectus. This information has been provided by the selling shareholders and is current as of December 23, 2002.

      The information provided in the following table regarding common shares being offered and owned after the offering assumes that each selling shareholder will sell all of the common shares acquired in the December 2002 private placement, including common shares issuable upon exercise of warrants acquired in the December 2002 private placement. Each selling shareholder may sell, transfer or otherwise dispose of, at any time or from time to time, all or a portion of its common shares in transactions exempt from the registration requirements of the Securities Act. Each selling shareholder may sell none, all or some portion of the common shares which it is eligible to sell under this prospectus. The number and percentage of common shares beneficially owned by each selling shareholder after an offering of its common shares may differ substantially from the information presented.

	Common Shares Owned				Common Shares Owned
	Before Offering		Common Shares		After Offering
Name of Selling			Underlying	Common Shares
Shareholder	Shares(1)	Percent(1)(2)	Warrants(3)	Being Offered(4)	Shares(5)	Percent(2)(5)

Vertical Ventures Investments, LLC	500,000	*	100,000	500,000	0	*
Van Eck International Investors Gold Fund	1,942,500	2.21%	83,500	417,500	1,525,000	1.74%
Van Eck Worldwide Hard Assets Fund	450,000	*	90,000	450,000	0	*
Van Eck Global Hard Assets Fund	210,000	*	42,000	210,000	0	*
Van Eck Hard Assets Fund LP	80,000	*	16,000	80,000	0	*
Van Eck Hard Assets Portfolio, Ltd.	20,000	*	4,000	20,000	0	*
Lockheed Martin Retirement	922,500	1.06%	24,500	122,500	800,000	*
The Prudent Bear Fund	3,512,500	4.00%	250,000	1,250,000	2,262,500	2.58%
Tocqueville Gold Fund	4,098,600	4.62%	250,000	1,250,000	2,848,600	3.22%

*	Less than 1%.

(1)	Includes common shares that would be owned by each selling shareholder if all warrants owned by it were exercised for common shares.

(2)	Calculated based on 87,400,702 common shares outstanding as of December 23, 2002.

(3)	Includes common shares for which the warrants acquired by the selling shareholders in the December 2002 private placement are exercisable, each whole warrant being exercisable for one common share at an initial exercise price of $1.50 per share and expiring on December 12, 2004. These common shares are included in the number and percentage of common shares owned before the offering. See footnote 1 above.

(4)	The common shares being offered are the 3,440,000 common shares acquired by the selling shareholders in the December 2002 private placement and the common shares to be acquired upon exercise of the 860,000 warrants acquired by the selling shareholders in the December 2002 private placement.

(5)	Assumes that each selling shareholder will sell all of its common shares being offered. In fact, each selling shareholder may sell none, all or some portion of its common shares being offered.

      All expenses incurred with respect to the registration of the common shares owned by the selling shareholders will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, or commissions in connection with the registration.

PLAN OF DISTRIBUTION

      We and the selling shareholders may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. For these purposes, “selling shareholders” includes donees, pledgees, transferees or other successors in interest of a selling shareholder, pursuant to a gift, distribution, or other transfer not constituting a sale. We and the selling shareholders may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We and the selling shareholders may offer securities in the same offering, or we and one or more selling shareholders may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

      In connection with the sale of securities, underwriters or agents may receive compensation from us, from the selling shareholders or from purchasers in the form of discounts, concessions or commissions. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. The selling shareholders and any underwriters, agents and dealers participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them from us or the selling shareholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

      If so indicated in the prospectus supplement, we and the selling shareholders will authorize underwriters or other persons acting as agents to solicit offers by certain institutional investors to purchase securities from us and the selling shareholders, as applicable, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of Golden Star. The obligations of the purchaser under any such contract will not be subject to any conditions except those set forth in the prospectus supplement.

      We and the selling shareholders may provide agents and underwriters with indemnification against certain civil liabilities related to the selling of the securities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters or their associates may engage in transactions with, or perform services for, us in the ordinary course of business.

      In connection with distributions of their common shares or otherwise, the selling shareholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with any hedging transactions, brokers, dealers or other financial institutions may engage in short sales of our common shares in the course of hedging the positions they assume with the selling shareholders. To the extent permitted by applicable law, the selling shareholders also may sell these shares short and redeliver the shares to close out such short positions.

      We have agreed to pay all of the expenses incident to the registration of the shares registered on behalf of the selling shareholders, other than discounts and selling concessions or commissions, if any. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act.

      Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on any securities exchange or market, except that we expect to list the common shares on the Toronto Stock Exchange and the American Stock Exchange. All debt securities, preferred stock and warrants offered will be new issue securities with no established trading market. Any underwriters to whom we sell the debt securities, preferred stock and warrants for public offering and sale may make a market in such debt securities, preferred stock and warrants, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any debt securities, preferred stock or warrants.

      The selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the distribution of these shares. There is no assurance, therefore, that the selling shareholders will sell any or all of their common shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares covered by this prospectus.

      The common shares of the selling shareholders which are covered by this prospectus may qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

DESCRIPTION OF COMMON SHARES

      We are authorized to issue an unlimited number of common shares, without par value. As of December 23, 2002, there were 87,400,702 common shares outstanding.

Dividend Rights

      Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

      Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

      All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.

Liquidation

      In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

      Golden Star common shares are not redeemable or convertible.

Rights Agreement

      Rights to purchase our common shares have been issued to holders of our common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share for Cdn$200, subject to adjustment. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of our voting shares without complying with the “permitted bid” provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire our common shares, or other securities or assets, with a market value equal to twice the rights purchase price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. The rights, which expire on June 30, 2004 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain antitakeover effects.

Other Provisions

      All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be fully paid and non-assessable.

      You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

      This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

      CIBC Mellon Trust Company, The Oceanic Plaza, 1066 West Hastings Street, Suite 1600, Vancouver, BC V6E 3X1, is the transfer agent and registrar for our common shares.

DESCRIPTION OF PREFERRED SHARES

      We are authorized to issue an unlimited number of preferred shares, without par value. As of December 23, 2002, there were no preferred shares outstanding. Preferred shares are issuable in such classes or series as are determined by the board of directors, who have the authority to determine the relative rights and preferences of each such class or series. The board of directors has not designated any class or series of preferred shares.

      The issuance of preferred shares could adversely affect the voting power of holders of our common shares, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Golden Star, which could depress the market price of our common shares. Unless otherwise indicated in the prospectus supplement, all preferred shares to be issued from time to time under this prospectus will be fully paid and nonassessable.

      The prospectus supplement relating to the preferred shares offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the number of preferred shares offered and the offering price of the preferred shares;

•	the title and stated value of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the liquidation rights of the preferred shares;

•	the procedures for auction and remarketing, if any, of the preferred shares;

•	the sinking fund provisions, if applicable, for the preferred shares;

•	the redemption provisions, if applicable, for the preferred shares;

•	whether the preferred shares will be convertible into or exchangeable for other securities and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

•	whether the preferred shares will have voting rights and the terms of any voting rights, if any;

•	whether the preferred shares will be listed on any securities exchange;

•	whether the preferred shares will be issued with any other securities and, if so, the amount and terms of these securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred shares.

      The applicable prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the purchase and ownership of the preferred shares offered by the prospectus supplement.

      The transfer agent for each series of preferred shares will be described in the prospectus supplement.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred shares, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the prices of the warrants may be payable;

•	the securities for which the warrants are exercisable;

•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	if applicable, the identity of the warrant agent; and

•	any other terms of such warrants.

      Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

      Prospective purchasers of warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

      This prospectus describes certain general terms and provisions of our convertible debt securities. When we offer to sell a particular series of convertible debt securities, we will describe the specific terms of the series in a supplement to this prospectus.

      The debt securities will be issued under an indenture between us and a duly qualified financial institution, as trustee. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. We have summarized select portions of the indenture below. The summary may not contain all the terms that are important to you. You should read the form of the indenture that has been filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms used in the summary have the meanings specified in the indenture.

General

      The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

      The indenture does not limit the amount of debt securities that we may issue under the indenture. The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount, prices and terms of the debt securities. These terms may include:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal, premium and interest payments may be made on the debt securities;

•	the currency or currencies in which the debt securities are issued and payable;

•	the conversion or exchange provisions applicable to the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	any provisions relating to any security provided for the debt securities;

•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;

•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

      Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.

Book-Entry Debt Securities

      Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

      We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Golden Star, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

      We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

      We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Debt Securities

      Transfer or Exchange of Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection In the Event of a Change of Control

      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable prospectus supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets

      We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation, or the surviving entity (if other than Golden Star) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations under the debt securities and the indenture;

•	immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

      Unless otherwise provided in the applicable prospectus supplement, the indenture defines an event of default with respect to any series of debt securities, as one or more of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of any debt security of that series when due and payable;

•	an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

      Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may involve the trustee in personal liability.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

      Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.

      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

      Golden Star and the trustee as to any series of debt securities may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the indenture. Nevertheless, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;

•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;

•	reduce the principal amount of original issue discount securities payable upon acceleration of maturity;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

      Subject to the limitations discussed above, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

      Covenant Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.

      The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

      For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Federal Income Tax Consequences and Other Special Considerations

      We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE AMOUNTS

      As we have incurred losses in each of the periods presented below, we had insufficient earnings in each of the past five complete fiscal years to cover fixed charges, by the following amounts (in thousands):

FISCAL YEAR ENDED DECEMBER 31,

1997	1998	1999	2000	2001

$26,584	$22,248	$24,366	$14,881	$20,584

      For the nine months ended September 30, 2002, our ratio of earnings to fixed charges was 34:1.

      As of the date of this prospectus, we have not issued any preferred shares.

LIMITATION OF LIABILITY AND INDEMNIFICATION

      Section 124 of the Canada Business Corporations Act provides for the indemnification of our directors and officers. Under these provisions, we may indemnify a director or officer, a former director or officer or another individual who acts or acted at Golden Star’s request as a director or officer, or an individual acting in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with Golden Star or other entity, if he or she fulfills the following two conditions:

a.	acted honestly and in good faith with a view to the best interests of Golden Star, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at Golden Star’s request; and

b.	in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

      We may advance funds to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the amount advanced if the individual does not fulfill the conditions of sections (a) and (b) above.

      With the approval of a court, we may indemnify an individual, or advance funds, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in its favor to which the individual is made a party because of the individual’s association with Golden Star or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clauses (a) and (b) above.

      Notwithstanding the foregoing, an individual is entitled to indemnification from Golden Star in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or other entity, if the individual seeking indemnity:

a.	was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b.	fulfills the conditions set out in clauses (a) and (b) referred to above.

      Effective November 24, 2001 the provisions of the CBCA relating to the indemnification of officers, directors and others were significantly amended. Our bylaws were amended and restated to reflect the changes to the CBCA. In addition, our bylaws provide that we also shall indemnify any such person in such other circumstance as the CBCA or law permits or requires. We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the CBCA and our bylaws.

      We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of us, including liabilities arising under the Securities Act of 1933, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

LEGAL MATTERS

      Field Atkinson Perraton LLP of Calgary, Alberta, Canada, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

      The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

      The statements of reserves, production and mineral deposits at Bogoso/ Prestea incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2001 have been so included in reliance on the Qualifying Report on the Bogoso/ Prestea Project, Ghana of Keith McCandlish, P.Geol., and Alan L. Craven, P.Eng., of Associated Mining Consultants Ltd. dated December 13, 2001 given on their authority as experts in mining engineering and geology.

CERTIFICATE OF THE COMPANY

February 3, 2003

      This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Provinces of British Columbia, Ontario, Alberta and Manitoba.

“Peter J.L. Bradford” Peter J.L. Bradford President and Chief Executive Officer	“Allan J. Marter” ---------------------------------------------- Allan J. Marter Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

“Robert R. Stone” Robert R. Stone Director	“David K. Fagin” ---------------------------------------------- David K. Fagin Director

C-1